                SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 2  )*




                     INSCI CORP       (insi)
                   -----------------------------------------
                               (Name of Issuer)


                            Common Stock
                   -----------------------------------------
                     (Title of Class of Securities)

                                 45765T106
                   -----------------------------------------
                             (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 6 Pages

CUSIP NO. 45765T106            13G        PAGE  2  OF 6  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kennedy Capital Management, Inc.    Tax ID #43-1225960


2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*


                  (a) [      ]
                  (b) [  X ]



3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Missouri Corporation

		         5    SOLE VOTING POWER

                            		     37,334         .1%


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                     None
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                         	       37,334         .1%

                    8    SHARED DISPOSITIVE POWER

					None


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

              37,334 shares

	* Includes 37,334 shares which the reporting person has the right to acquire.

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9

            .1%


  12   TYPE OF REPORTING PERSON*

            IA

		SECURITIES AND EXCHANGE COMMISSION

		             Washington, D.C. 10549

	              ---------------------------------

		SCHEDULE 13G UNDER THE SECURITIES

		           EXCHANGE ACT OF 1934

	             ---------------------------------



Item 1.    (a).  Name of Issuer:

                      INSCI CORP

	   (b).  Address of Issuer's Principal Executive
	          Offices:

		Two Westborough Business Park
		Westborough, MA  01581


Item 2.    (a).  Name of Person Filing:

                      Kennedy Capital Management, Inc.


               (b).  Address of Principal Business Office:

	           10829 Olive Blvd.
	            St. Louis, MO  63141







                              Page 3 of 6 Pages

Item 2.  (c).    Citizenship:

                       Missouri Corporation


             (d).    Title of Class of Securities:

                      Common Stock

             (e).    CUSIP Number:

                      45765T106

Item 3.		This statement is filed pursuant to Rule
		13D-1(B)(ii)(G). The entity filing is an Investment Adviser registered under
		section 203 of the Investment Advisers
		Act of 1940.


Item 4.            Ownership.


           (a).    Amount Beneficially Owned

                      37,334 shares

		* Includes 37,334 shares which the reporting person has the right to acquire.

           (b).    Percent of Class:

                       .1%

           (c).    Number of Shares as to which such entity has:

              (i)  sole power to vote or to direct the
	         vote 37,334 shares


              (ii)  shared power to vote or to direct
	         the vote     None


              (iii)  sole power to dispose or to direct
	         the disposition of 37,334 shares


              (iv)  shared power to dispose or to direct
	          the disposition of      None





                              Page 4 of 6 Pages

Item 5.            If this statement is being filed to report
	            the fact that as of the date hereof the
	            reporting person has ceased to be the
	            beneficial owner of more than five
	            percent of the class of securities, check the following. [ X ]



Item 6.	            Ownership of More Than Five Percent on
	            Behalf of Another Person:



Item 7.            Identification and Classification of
	           Subsidiaries which Acquired the Security
	           Being Reported on by the Parent Holding
	           Company:



Item 8. Identification and Classification of Members of the Group:



                              Page 5 of 6 Pages

Item 9.             Notice of Dissolution of Group:



Item 10.           Certification:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


		Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.








			By:  Gerald Kennedy
			----------------------------
			    Title: President


Dated: 10/7/98

                             Page 6 of 6 Pages